Bank of Montreal Market Linked Securities	Registration Statement No. 333-264388 Filed Pursuant to Rule 433

Market Linked Securities—Callable with Contingent Coupon and Contingent Downside

Principal at Risk Securities Linked to the S&P 500® Index due September 29, 2026

Term Sheet to Preliminary Pricing Supplement No. ARC3002 dated August 31, 2023

Summary of Terms

Issuer:	Bank of Montreal
Market Measure:	S&P 500® Index (the “Index”)
Pricing Date*:	September 29, 2023
Issue Date*:	October 4, 2023
Face Amount and Original Offering Price:	$1,000 per security
Contingent Coupon Payments:	On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing level of the Index on the related calculation day is greater than or equal to the threshold level. Each “contingent coupon payment,” if any, will be calculated per security as follows: ($1,000 × contingent coupon rate)/4.
Contingent Coupon Payment Dates:	Quarterly, on the third business day following each calculation day; provided that the contingent coupon payment date with respect to the final calculation day will be the stated maturity date.
Contingent Coupon Rate:	At least 8.00% per annum, to be determined on the pricing date
Optional Redemption:	Bank of Montreal may, at its option, redeem the securities, in whole but not in part, on any optional redemption date. If Bank of Montreal elects to redeem the securities prior to stated maturity, you will be entitled to receive on the applicable optional redemption date a cash payment per security in U.S. dollars equal to the face amount plus a final contingent coupon payment, if any.
Optional Redemption Dates:	Quarterly, beginning approximately one year after the issue date, on the contingent coupon payment dates following each calculation day scheduled to occur from March 2024 to June 2026, inclusive.
Calculation Days*:	Quarterly, on the 24th day of each March, June, September and December, commencing December 2023 and ending June 2026, and September 24, 2026 (the “final calculation day”)
Maturity Payment Amount (per security):	• if the ending level is greater than or equal to the threshold level: $1,000; or • if the ending level is less than the threshold level: $1,000 × performance factor
Stated Maturity Date*:	September 29, 2026
Performance Factor:	The ending level divided by the starting level (expressed as a percentage).
Starting Level:	The closing level of the Index on the pricing date
Ending Level:	The closing level of the Index on the final calculation day
Threshold Level:	75% of the starting level
*subject to change

Summary of Terms (continued)

Calculation Agent:	BMO Capital Markets Corp., an affiliate of the issuer
Denominations:	$1,000 and any integral multiple of $1,000
Agent Discount**:	Up to 2.325%; dealers, including those using the trade name Wells Fargo Advisors (“WFA”), may receive a selling concession of up to 1.75% and WFS may pay 0.075% of the agent’s discount to WFA as a distribution expense fee
CUSIP:	06375MB20
Material Tax Consequences:	See the preliminary pricing supplement.

** In addition, selected dealers may receive a fee of up to 0.15% for marketing and other services.

Hypothetical Payout Profile (maturity payment amount)

If Bank of Montreal does not redeem the securities prior to stated maturity and the ending level is less than the threshold level, you will lose more than 25%, and possibly all, of the face amount of your securities at stated maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Index, but you will have full downside exposure to the Index if the ending level is less than the threshold level.

On the date of the accompanying preliminary pricing supplement, the estimated initial value of the securities is $957.20 per security. The estimated initial value of the securities on the pricing date may differ from this value but will not be less than $917.20 per security. However, as discussed in more detail in the accompanying preliminary pricing supplement, the actual value of the securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Value of the Securities” in the accompanying preliminary pricing supplement.

Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/927971/000121465923011896/z829230fwp.htm

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” in this term sheet and the accompanying preliminary pricing supplement and “Risk Factors” in the accompanying product supplement.

This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.

Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the securities.

NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations

The risks set forth below are discussed in detail in the “Selected Risk Considerations” section in the accompanying preliminary pricing supplement and the “Risk Factors” section in the accompanying product supplement. Please review those risk disclosures carefully.

Risks Relating To The Securities Generally

•	If We Do Not Redeem The Securities Prior To Stated Maturity, You May Lose Some Or All Of The Face Amount Of Your Securities At Stated Maturity.

•	The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Contingent Coupon Payment Dates, Or Even Throughout The Entire Term Of The Securities.

•	You May Be Fully Exposed To The Decline In The Index From The Starting Level, But Will Not Participate In Any Positive Performance Of The Index.

•	Higher Contingent Coupon Rates Are Associated With Greater Risk.

•	Our Redemption Right May Limit Your Potential To Receive Contingent Coupon Payments.

•	The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

•	A Contingent Coupon Payment Date, An Optional Redemption Date And The Stated Maturity Date May Be Postponed If A Calculation Day Is Postponed.

Risks Relating To An Investment In Bank Of Montreal's Debt Securities, Including The Securities

•	The Securities Are Subject To Credit Risk.

Risks Relating To The Estimated Value Of The Securities And Any Secondary Market

•	The Estimated Value Of The Securities On The Pricing Date, Based On Our Proprietary Pricing Models, Will Be Less Than The Original Offering Price.

•	The Terms Of The Securities Are Not Determined By Reference To The Credit Spreads For Our Conventional Fixed-Rate Debt.

•	The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

•	The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

•	The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

Risks Relating To The Index

•	Any Payments On The Securities Will Depend Upon The Performance Of The Index And Therefore The Securities Are Subject To A Variety of Risks, As Discussed In More Detail In The Accompanying Product Supplement.

Risks Relating To Conflicts Of Interest

•	Our Economic Interests And Those Of Any Dealer Participating In The Offering Are Potentially Adverse To Your Interests.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read the prospectus in that registration statement and the other documents that the Issuer has filed with the SEC for more complete information about us and this offering. You may obtain these documents free of charge by visiting the SEC’s website at http://www.sec.gov. Alternatively, the Issuer will arrange to send to you the prospectus (as supplemented by the prospectus supplement) if you request it by calling the Issuer’s agent toll-free at 1-877-369-5412.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.